Exhibit 5.07

AV. CIDADE JARDIM, 400- 2º ANDAR
01454-000, SÃO PAULO - SP
TEL: +55 11 4883 8750

September 18, 2015

TO:                         FLEXTRONICS INTERNATIONAL LTD.

2 Changi South Lane

Singapore 486123

RE:                         Registration Statement on Form S-4

Ladies and Gentlemen:

We have acted as special Brazilian counsel to Flextronics International Ltd. (“Flextronics” or the “Issuer”) and Flextronics International Tecnologia Ltda. (“Flextronics Brazil” or the “Brazilian Guarantor”), in connection with the filing by the Issuer with the U.S. Securities and Exchange Commission (the “Commission”), of a registration statement on Form S-4 (the “Registration Statement”) under the U.S. Securities Act of 1933, as amended (the “Securities Act”), relating to an offer to exchange up to US$600,000,000 aggregate principal amount of the Issuer’s outstanding, unregistered 4.750% Notes due 2025 (the “Original Notes”) for an equivalent amount of registered 4.750% Notes due 2025 (the “Exchange Notes”) pursuant to an exchange offer (the “Exchange Offer”) as described in the Registration Statement. The Original Notes were issued pursuant to an indenture, dated as of June 8, 2015, as supplemented by a first supplemental indenture, dated as of September 11, 2015 (as supplemented, the “Indenture”), entered into by and among the Issuer, the guarantors thereto (the “Guarantors”) and U.S. Bank National Association, as trustee (the “Trustee”). The terms of the Exchange Notes are substantially identical to the terms of the Original Notes, except that the Exchange Notes are registered under the Securities Act and the transfer restrictions, registration rights and payment of additional interest in case of non-registration applicable to the Original Notes do not apply to the Exchange Notes.  The Exchange Notes will evidence the same debt as the Original Notes and will be issued under the same Indenture. Thus, the Original Notes are, and on the issue date of the Exchange Notes, the Exchange Notes will be, guaranteed by the Guarantors on the terms set forth in the Indenture. The guarantee of the Exchange Notes by the Brazilian Guarantor on the terms set forth in the Indenture is herein referred to as the “Brazilian Guarantee”.

1                                         In rendering the opinions expressed below, we have examined and relied upon originals or copies, certified or otherwise identified to our satisfaction, of the following documents:

(i)                 executed copy of the Indenture;

(ii)              executed copy of the 59th Amendment to the Articles of Association of Flextronics Brazil, certified by the managers of Flextronics Brazil as being in full force and effect as of June 8, 2015;

(iii)           executed copy of the Minutes of Flextronics Brazil Quotaholders’ Meeting held on May 18, 2015 (the “Quotaholder’s Resolution”) certified by the managers of Flextronics Brazil as not had been amended, supplemented, revoked or replaced and being in full force and effect as of June 8, 2015;

(iv)          executed copy of Flextronics Brazil’s Manager’s Certificate, dated as of June 8, 2015 (the “Managers’ Certificate”); and

(v)             such other agreements, instruments, acknowledgments and other documents and records of the Issuer, the Brazilian Guarantor and other persons, certificates of public officials, certificates of officers or representatives of the Issuer, the Brazilian Guarantor and others, and we have made such investigations of law, as we have deemed necessary or appropriate as a basis for the opinions set forth herein.

2                                         In rendering the opinions expressed below, we have also relied upon the information provided and certified by Flextronics Brazil’s managers, by means of the Managers’ Certificate.

3                                         We express no opinion as to any laws other than the laws of Brazil and we have assumed that there is nothing in any other law that affects our opinions in this letter. We are qualified to practice law in Brazil, and the opinions stated herein relate only to the laws and case law of Brazil as in force and effect or prevailing on the date hereof.

Assumptions

4                                         In our examination, and in rendering the opinions expressed below, we have assumed, with your consent and without any independent investigation or verification of any kind, the following:

(a)                                         the legal capacity of all persons, the genuineness of all signatures, stamps and seals, the authenticity of all documents submitted to us;

(b)                                         all documents submitted to us as certified, photostatic, electronic or facsimile copies or specimen documents conform to their originals;

(c)                                          all documents submitted to us as original are authentic;

(d)                                         in examining the Indenture, we also have assumed (i) that each of the parties thereto (other than the Brazilian Guarantor) was duly organized or formed, as the case may be, is validly existing and has the power, corporate or otherwise, to enter into, deliver and perform all of its obligations thereunder, (ii) the due authorization by all requisite action, corporate or otherwise, of the Indenture by each of the parties thereto (other than the Brazilian Guarantor), (iii) the due execution and delivery, as applicable, of the Indenture by each of the parties thereto (other than the Brazilian Guarantor) and (iv) that the Indenture constitutes the valid and binding obligation of the Trustee and the parties thereto (other than the Brazilian Guarantor), enforceable against each of the parties thereto (other than the Brazilian Guarantor), in accordance with its terms;

(e)                                          the performance of any obligation expressed to be incurred under any jurisdiction outside Brazil will not be unlawful under the laws of that jurisdiction;

(f)                                           the managers of the Brazilian Guarantor, as indicated in the 59th Amendment to the Articles of Association of Flextronics Brazil, are still duly empowered managers of the Brazilian Guarantor as of the date of the execution of the Indenture;

(g)                                          the Exchange Notes are executed, authenticated and issued in the form of notes attached as exhibit to the Indenture; and

(h)                                         the absence of any other facts, documents, agreements, disputes or other arrangements involving any of the parties to the Indenture that may in any way affect the opinions expressed herein.

Opinions

5                                         Based on the foregoing assumptions and subject to the qualifications and limitations set out below, we are of the opinion that:

(a)                                         the Brazilian Guarantor is a limited liability company duly constituted, organized and validly existing under the laws of Brazil;

(b)                                         the Brazilian Guarantor has all necessary corporate power and authority to execute and deliver the Indenture and the Brazilian Guarantee and to perform its obligations thereunder; and

(c)                                          the Indenture and the Brazilian Guarantee have been duly and validly authorized, executed and delivered by the Brazilian Guarantor and constitute a valid and legally binding agreement of the Brazilian Guarantor, enforceable against the Brazilian Guarantor in accordance with their terms, except that the enforcement thereof may be subject to the qualifications below, as applicable.

Qualifications

6                                         The opinions expressed herein are subject to the following qualifications:

(a)                                         enforcement in Brazil may be limited by (i) principles of public policy as applied in Brazil, bankruptcy, insolvency, fraudulent transfer, moratorium, liquidation, reorganization, judicial and extrajudicial restructuring (recuperação judicial and recuperação extrajudicial) and other similar laws of general proceedings, moratorium, liquidation and other laws of general applicability affecting the enforcement of creditor’s rights generally (labor related claims, up to the limit provided for in the law, as well as occupational claims, among others, will have preference over any claims, including secured ones); (ii) possible unavailability of specific performance, summary judgment (processo executivo) or injunctive relief; and (iii) concepts of materiality, reasonableness, good faith and fair dealing, such as contractual conditions providing that a certain act or fact shall be determined solely by one party (condição potestativa);

(b)                                         in the case of any proceeding instituted against the Brazilian Guarantor, service of process upon it, if made in Brazil, must be effected in accordance with Brazilian law;

(c)                                          notwithstanding the Indenture being expressed to be governed by the laws of the State of New York, such laws will only be recognized and upheld as a valid choice of law by the courts of Brazil if not against Brazilian national sovereignty, public policy or morality (as provided in Section 17 of the Law of Introduction to the Brazilian Civil Code);

(d)                                         under Brazilian law, set-off obligations is permitted as long as the relevant debts are liquid, accurate and matured and there is a generic prohibition for the set-off of obligations between local and foreign entities without disclosure to exchange control authorities, thus it is advisable to consult with the Central Bank of Brazil prior to making any such set-off;

(e)                                          pursuant to Section 835 of the Brazilian Code of Civil Procedure, a foreign plaintiff, which is based outside Brazil, and may be considered a beneficiary of the rights provided for in the Indenture and the Exchange Notes, must post a bond to cover legal fees and court expenses of the defendant should there be no immovable assets in Brazil to assure payment thereof except in the event of claims based on extrajudicial executory instruments (títulos executivos extrajudiciais) or reconvention, as provided in Section 836 of the Brazilian Code of Civil Procedure;

(f)                                           in case the Indenture, the Exchange Notes or any other agreement related to the Exchange Offer is required to be presented to a court in Brazil or any other authority for purposes of the enforcement of the obligations of Brazilian Guarantor under such documents (i) (x) the signatures of the parties thereto signing outside Brazil shall have been notarized by a notary public licensed as such under the laws of the place of signing and the signature of such notary public shall have been authenticated by a consular official of Brazil, or (y) such documents shall have been, together with their sworn translation into Portuguese language (to the extent not executed in Portuguese), must be registered with the appropriate Registry of Titles and Deeds in Brazil; and (ii) such documents must be translated into the Portuguese language by a sworn translator (to the extent not executed in Portuguese) in Brazil;

(g)                                          we express no opinion on contractual provisions exculpating or exempting a party from, or requiring indemnification of a party for, its own action or inaction, to the extent such action or inaction involves gross negligence or willful or unlawful conduct (culpa or dolo);

(h)                                         pursuant to Section 88 of the Brazilian Code of Civil Procedure, Brazilian courts may adjudicate over matters or disputes involving (i) a defendant domiciled in Brazil; (ii) obligations which shall be performed in Brazil or (iii) claims arising from facts occurred in Brazil, and therefore, the validity and enforceability of provisions which set forth the exclusive jurisdiction of foreign courts to adjudicate over such matters or disputes may not be upheld by Brazilian courts; and

(i)                                             any judgment obtained against the Brazilian Guarantor in the courts of Brazil in respect to any sum payable by it under the Indenture would be expressed in Brazilian currency equivalent to the amount of the foreign currency under the Agreements at the commercial rate prevailing on the date that the payment is actually made.

We express no opinion as to any agreement, instrument or other document other than as specified in this opinion. The opinions expressed herein are given on the basis that there will be no amendment to or termination or replacement of the documents, authorizations, consents and opinions referred herein and based on the laws of Brazil in force and effect as at the date of this opinion letter. The opinions expressed herein are limited to the matters expressly set forth in this opinion letter, and no opinion is implied or may be inferred beyond the matters expressly stated herein. This opinion letter is also issued on the basis that we undertake no responsibility to notify the addressee of this opinion letter of any change in the laws of Brazil after the date of this opinion letter.

In rendering the opinions set forth herein, we note that any conclusion on any particular issue is not a guarantee or prediction of what a court would hold, but, rather, sets forth our conclusions as to what should be the proper result for a court to reach in a properly presented and decided case in which the facts and assumptions relied on herein are established.

The opinions set forth herein are limited to the matters expressly set forth herein, and no opinion is implied or may be inferred beyond the matters expressly stated. This opinion letter may be relied upon by Curtis, Mallet-Prevost, Colt & Mosle LLP and by persons entitled to rely upon it pursuant to the applicable provisions of the Securities Act. We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our name under the caption “Legal Matters” in the prospectus that forms a part of the Registration Statement.

Yours faithfully,

/s/ Marcelo Cosac
Madrona Advogados
Marcelo Cosac